Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF SENECA FOODS CORPORATION REGARDING THE POTENTIAL COMPLETE BLACKOUT IN TRANSACTIONS INVOLVING EQUITY SECURITIES OF SENECA FOODS CORPORATION

This notice is required by law and is to formally notify you of a possible complete blackout. Please note that the possible blackout referenced in this notice is in addition to any other blackout period to which you are otherwise subject, including the restrictions on trading activity under the Seneca Foods Corporation Insider Trading Policy and any other relevant restrictions under tender offer rules.

Restrictions on Trading Seneca Foods Corporation Equity Securities

As you know, on February 8, 2021, Seneca Foods Corporation (the “Company”) launched a tender offer (the “Offer”) to purchase from its stockholders up to $75 million in value of the Company’s Class A common stock, par value $0.25 per share (the “Class A Shares”), at a single per-Share purchase price not greater than $46.00 nor less than $40.00. In connection with the Offer, eligible participants in the Seneca Foods Corporation Employee savings Plan (the “Plan”) who choose to participate in the Offer will not be able to effect certain transactions with respect to the Plan’s Company stock fund, including exchanges out, loans, withdrawals and distributions into or out of the Company stock fund (the “Participant Restrictions”). If the Participant Restrictions apply to 50% or more of the participants in the Plans for a period of more than three consecutive business days, a blackout period would arise under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. During any blackout period, directors and executive officers of the Company would be prohibited from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their employment as an executive officer or service as a director of the Company (or any successor or subsidiary thereof).

Blackout Period

If the conditions requiring a blackout occur, we will promptly notify you. We estimate that the complete blackout could begin as soon as 5:00 p.m., New York City time on March 3, 2021 and could extend through March 23, 2021. We will provide you with updated information once we have determined whether the conditions requiring a blackout have occurred.

Trading Restrictions

If a blackout occurs, during the blackout period you would be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring Class A Shares or the Company’s Class B common stock, par value $0.25 per share (the “Class B Shares” and together with the Class A Shares, the “Shares”), that you acquired in connection with your service as a director or your employment as an executive officer of the Company (or any successor or subsidiary thereof), subject to certain limited exceptions. In this regard, any Share that you purchase, sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or employment as an executive officer unless you establish that the security was acquired from another source in accordance with rules established by the Securities and Exchange Commission. If you engage in a transaction in violation of these rules, you may be required to disgorge any profits from the transaction and there may be civil and criminal penalties. Please note that these trading prohibitions also apply to Shares held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. As noted above, the possible blackout described in this required notice is in addition to the restrictions on trading activity under the Seneca Foods Corporation Insider Trading Policy and any other relevant restrictions under tender offer rules.

If you have any questions pertaining to this notice or the blackout period, please contact Timothy J. Benjamin at (315) 926-8131 or by mail at 3736 South Main Street, Marion, NY 14505.

February 8, 2021